Press Release

Eagle Bulk Shipping Inc. Reports Second Quarter 2007 Results

NEW YORK, NY, August 7, 2007 — Eagle Bulk Shipping Inc. (NasdaqGS: EGLE) today announced its results for the second quarter of 2007.

Second quarter 2007 highlights included:

•	Net income increased by $2.5 million, or 27%, to $11.9 million ($0.29 per share based on a weighted average of 41,811,854 diluted shares) for the second quarter of 2007, from $9.4 million ($0.28 per share) for the second quarter of 2006.

•	Gross time charter revenues increased by $4.8 million, or 18%, to $31 million for the second quarter of 2007, from $26.2 million for the second quarter of 2006.

•	EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased by 17% to $22.3 million for the second quarter of 2007, from $19.2 million during the second quarter of 2006. (Please see below for a reconciliation of EBITDA to net income).

•	Declared a dividend of $0.47 per share, based on the second quarter results, which was paid on August 7, 2007, to shareholders of record as of August 1, 2007.

•	Took delivery of three Supramax vessels with an average age of 4 years that were purchased in the first quarter of 2007.

•	Expanded newbuilding program to five 56,000 deadweight Supramax vessels.

Subsequent events: acquisition of 26 Supramax vessels

On July 25, 2007, Eagle Bulk announced that it had agreed to acquire a fleet of 26 newbuild Supramax vessels for $1.1 billion. Upon consummation, the acquisition will more than double our fleet from 23 vessels to 49 vessels, expand our tonnage by 124% to approximately 2.7 million deadweight tons, and reduce the average age of our fleet to 2 years. Additional transaction highlights include the following:

•	Minimum contracted revenue on the chartered vessels to be acquired equals approximately $1 billion. 21 of the 26 vessels to be acquired are secured by long-term charters up to 2018 with average charter duration in excess of 10 years from today. Revenue may increase as 17 of the chartered vessels have profit sharing component.

•	Minimum contracted revenue on the newly expanded Eagle Bulk fleet of 49 vessels would increase from approximately $275 million to approximately $1.2 billion.

•	The Company expects to enter into a proposed new long term $1.6 billion revolving line of credit to be led by Royal Bank of Scotland plc, which is intended to replace its existing credit facility.

The Company also recently announced a quarterly target dividend of $0.50 per share, and that all future dividends will be announced at the time of the release of quarterly earnings results.

Sophocles Zoullas, Chairman and Chief Executive Officer, said, ‘‘We are pleased with our results for the second quarter, which reflect solid growth in revenue quarter over quarter and year over year. This growth is the result of demand for our young homogenous fleet, as well as continued momentum in the dry bulk market. We continue to charter our vessels at healthy rates, many of which include a profit-sharing component, which helps to secure cash flows as well as assist our ability to pay a steady dividend to our shareholders. The overall strength of the market is highlighted by our recent charter of the Sparrow, our third oldest and smallest ship, for two years at a rate of $34,500 per day, which represents a 40% increase over its current one-year charter rate.’’

Mr. Zoullas continued, ‘‘After the quarter closed, Eagle Bulk entered into an agreement to acquire 26 Supramax vessels, underscoring our commitment to grow the company into a world-wide leadership position in the Supramax market. With minimum contracted revenue on the Eagle Bulk fleet of approximately $1.2 billion, and up to 15 vessels to charter through 2008 to further increase contracted revenue, our shareholders will continue to participate in our growth with a target $0.50 dividend, which we will aspire to grow over time. This cash flow will also facilitate our ability to repay debt, strengthen our balance sheet, and permit us to continue to act opportunistically to extend our leadership position. Looking ahead, we believe that management’s experience, industry relationships, and commitment to operational excellence will continue to drive shareholder value.’’

The Company also reported today that on August 1, 2007, in connection with the transaction described above, it has extended its relationship with the Sinopacific Shipbuilding Group, the parent of the Yangzhou Dayang Shipbuilding Co. (China), by securing an agreement which gives the Company options to build nine additional Supramax vessels to be delivered between 2010 and 2012.

Results for the three month periods ended June 30, 2007 and 2006

For the quarter ended June 30, 2007, net income was $11,924,695, up 27% from $9,391,736 for the comparable quarter of 2006. Diluted earnings per share were $0.29 in the quarter compared to $0.28 in the second quarter of 2006.

All of the Company’s revenues were earned from time charters. Gross revenues increased by 18% to $31,011,901 for the quarter ended June 30, 2007 from $26,199,776 for the quarter ended June 30, 2006. Net revenues increased by 18% to $28,338,047 after deductions for brokerage commissions of $1,593,854 and amortization of net prepaid charter revenue of $1,080,000 for the quarter ended June 30, 2007, from $24,105,383 after deductions for brokerage commissions of $1,320,894 and amortization of net prepaid charter revenue of $773,500 for the quarter ended June 30, 2006.

Vessel expenses for the quarter ended June 30, 2007 were $6,856,581 compared to $4,919,422 for the quarter ended June 30, 2006. The increase in vessel expense is attributable to a larger fleet size in operation for the second quarter of 2007 and also due to increases in vessel crew and lubricants costs.

EBITDA, as defined by the Company’s credit agreement, increased 17% to $22,336,443 for the quarter ended June 30, 2007, from $19,159,189 in the quarter ended June 30, 2006 (Please see below for a reconciliation of EBITDA to net income).

Based on the results for the quarter ended June 30, 2007, the Company declared dividends of $0.47 per share to its shareholders of record as of August 1, 2007 and these cash dividends aggregating $19,605,495 was paid on August 7, 2007.

Results for the six month periods ended June 30, 2007 and 2006

For the six-month periods ended June 30, 2007 and 2006, net income was $20,412,483 and $20,184,237, respectively. Diluted earnings per share for the same two periods were $0.51, and $0.61, respectively.

Gross revenues increased by 16% to $60,488,275 for the six-month period ended June 30, 2007 from $52,247,893 for the six months ended June 30, 2006. Net revenues increased by 15% to $55,246,579 after deductions for brokerage commissions of $3,081,696 and amortization of net prepaid charter revenue of $2,160,000 for the six months ended June 30,2007 from $47,895,435 after deductions for brokerage commissions of $2,641,958 and amortization of net prepaid charter revenue of $1,710,500 for the six months ended June 30, 2006.

Vessel expenses for the six-month periods ended June 30, 2007 and 2006 were $13,102,479 and $9,624,419, respectively. The increase was attributed primarily due to a larger fleet size and increases in crew costs and costs of oil-based lubricants.

EBITDA, as defined by the Company’s credit agreement, increased 14% to $44,106,210 for the six months ended June 30, 2007, up from $38,527,309 for the six months ended June 30, 2006 (Please see below for a reconciliation of EBITDA to net income).

INVESTING ACTIVITIES

Acquisition of Vessels

During the three months ended June 30, 2007, the Company took delivery of the three vessels the SHRIKE, SKUA and KITTIWAKE which it had agreed to acquire in the first quarter of 2007 for a total contract price of $138,700,000. The Company had placed deposits of $23,440,000 for these vessels in March 2007 and during the quarter ended June 30, 2007, paid a total of approximately $115,260,000, representing the balance of the contract price upon delivery of the vessels. The SHRIKE delivered on April 24, 2007, the SKUA on June 20, 2007 and the KITTIWAKE on June 27, 2007. The Company recorded $103,974 in associated costs relating to these vessel acquisitions.

Newbuilding Contracts

During the three-month period ended June 30, 2007, for the 56,000 deadweight vessel newbuilding program, the Company signed a contract for a fifth vessel, STELLAR EAGLE, which is to be constructed and delivered in April 2009, and placed a deposit in Japanese yen of the equivalent of $12,848,038. During the six-month period ended June 30, 2007, the Company placed total deposits of $38,113,974 towards three newbuilding vessels that it signed contracts for in the period. The Company had signed contracts and placed deposits of $24,798,118 for the first two vessels in 2006. As of June 30, 2007, the Company has placed Japanese yen deposits totaling the equivalent of $62,912,092 for the five vessels, the first of whose deliveries will commence in the fourth quarter of 2008.

The deposits for the newbuilding vessels have been funded through borrowings from the Company’s revolving credit facility. The interest and associated construction supervision costs are capitalized and included in Advances for Vessel Construction in the financial statements. For the three-month and six-month periods ended June 30, 2007, capitalized interest amounted to $847,623 and $1,356,674, respectively, including deferred finance costs of $36,134 and $71,871, respectively. During the three-month and six-month periods ended June 30, 2007, the Company has also capitalized $75,619 and $123,651 respectively of legal, insurance and technical supervision costs associated with the newbuilding vessels.

The Company has entered into foreign exchange swap transactions to hedge the foreign currency risks on the balance of the contract price for its vessel newbuilding program. These swaps are designated and qualify as cash flow hedges. As of June 30, 2007, the Company had outstanding foreign currency swap contracts for notional amounts aggregating 11.280 billion Japanese yen swapped into the equivalent of $104,259,998. The Company records the fair value of the currency swaps as an asset or liability in its financial statements. The effective portion of the swap is recorded in accumulated other comprehensive income. Accordingly, amounts of $4,692,967 and $359,180 have been recorded in Other Liabilities in the accompanying financial statements as of June 30, 2007 and December 31, 2006, respectively.

Sale of Vessel

During the six-month period ended June 30, 2007, the Company sold its oldest vessel, the SHIKRA. The vessel was sold on February 27, 2007, to an unrelated third party for $12,525,000 and the Company incurred expenses of $513,518 relating to the sale. The Company has recorded a gain on the sale of $872,568 in the first quarter.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities during the six-month periods ended June 30, 2007 and 2006 was $37,606,769 and $32,993,258, respectively. The increase was primarily due to cash generated from the operation of the fleet for 2,822 operating days in the six-month period ended June 30, 2007 compared to 2,297 operating days during the same period in 2006.

Net cash used in investing activities during the six-month period ended June 30, 2007, was $166,314,920 which consisted of costs of $138,803,974 for the three vessels, the SHRIKE, SKUA and KITTIWAKE, advances of $39,522,428 for the three newbuilding vessels, and proceeds of $12,011,482 from the sale of the SHIKRA.

Net cash provided by financing activities during the six-month period ended June 30, 2007 was $129,312,075 and primarily consisted of $110,171,870 in gross proceeds from the sale of common shares of the Company and payment of $3,186,989 in costs associated with the sale, borrowings of $74,841,779 from its revolving credit facility, repayment of $12,440,000 of the revolving credit facility, and the payment of cash dividends of $39,165,910. Net cash provided by financing activities during the same six-month period of 2006 was $39,927,970 and primarily consisted of borrowings of $42,400,000 from the revolving credit facility, proceeds of $33,000,000 from the private placement of common shares of the Company and payment of $35,470,500 in dividends.

As of June 30, 2007, the Company’s cash balance was $22,879,415 compared to a cash balance of $22,275,491 at December 31, 2006. In addition, $7,200,000 in cash deposits are maintained with its lender for loan compliance purposes and this amount is recorded in Restricted Cash in the financial statements as of June 30, 2007. The cash deposit amount at the end of December 31, 2006 was $6,400,000. Also recorded in Restricted Cash is an amount of $124,616 which is collateralizing a letter of credit relating to our office lease.

At June 30, 2007, the Company’s debt consisted of $302,376,599 in borrowings under the $500,000,000 revolving credit facility. These borrowings consisted of $238,704,000 for the 18 vessels in operation and $63,672,599 to fund the deposits and capitalized interest on its five newbuilding vessels.

Subsequent to the quarter ended June 30, 2007, on July 24, 2007, the Company entered into an agreement to acquire 26 Supramax newbuilding vessels from an unrelated privately owned Greek shipping company for a total purchase price of approximately $1,100,000,000. The agreement includes consideration of $150,000,000 to purchase all of the issued and outstanding shares of capital stock of 19 wholly owned subsidiaries of Kyrini Shipping Inc., a Liberian corporation, whose primary assets consists of contracts for the construction of 18 Supramax drybulk vessels and options for the construction of a further 8 Supramax drybulk vessels which were exercised on August 1, 2007. The transaction also includes options for the construction of an additional 9 Supramax drybulk vessels. The closing of the transaction, which is expected to occur on or before August 14, 2007, is subject to closing conditions customary to a transaction of this type and size. Total payments for the 26 vessels under the construction contracts are approximately $944,000,000. The construction contracts call for the 26 vessels to be delivered between August 2008 and April 2012. To facilitate the closing of the transaction and acquire the rights to the newbuilding contracts, the Company will draw upon its revolving credit facility which has been temporarily increased to $550,000,000 specifically for this purpose. The Company intends to enter into a new proposed $1,600,000,000 revolving credit facility, which is subject to the negotiation of definitive documentation and the closing of the transaction.

The Company will capitalize interest costs on borrowings used to fund the construction of the vessels and associated legal and construction supervision costs. These amounts will be included in Advances for Vessel Construction in the financial statements.

Dividend

In the six-month period ended June 30, 2007, the Company paid a total of $39,165,910 in cash dividends to its shareholders, equivalent to $1.01 per share. In the period from June 30, 2005 to June 30, 2007, the Company paid aggregate cash dividends to its shareholders of $3.63 per share or an aggregate amount of $125,556,410.

On August 7, 2007, the Company paid $0.47 per share or $19,605,495 in aggregate cash dividends to its shareholders.

The Company recently announced a quarterly target dividend of $0.50 per share and all future dividends will be announced at the time of the release of quarterly earnings results.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company’s financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The Company’s revolving credit facility permits it to pay dividends in amounts up to its earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking, provided that there is not a default or breach of loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. Therefore, the Company believes that this non-GAAP measure is important for its investors as it reflects its ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net Income	$11,924,695	$9,391,736	$20,412,483	$20,184,237
Interest Expense	3,160,439	2,117,322	6,312,564	4,183,673
Depreciation and Amortization	6,046,953	4,937,661	11,837,584	9,757,243
Amortization of Prepaid and Deferred Revenue	1,080,000	773,500	2,160,000	1,710,500
EBITDA	22,212,087	17,220,219	40,722,631	35,835,653
Adjustments for Exceptional Item:
Non-cash Compensation Expense	124,356	1,938,970	3,383,579	2,691,656
Credit Agreement EBITDA	$22,336,443	$19,159,189	$44,106,210	$38,527,309

CAPITAL EXPENDITURES

In addition to the previously announced acquisition of the 26 Supramax vessels for $1.1 billion, the Company’s other major capital expenditures include funding the Company’s maintenance program of regularly scheduled drydocking necessary to preserve the quality of its vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. The Company anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce available days and operating days during that period. Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date the next drydocking for those vessels are scheduled to occur. For the three-month period ended June 30, 2007, three of its vessels passed drydock surveys. During the corresponding period in 2006 it did not drydock any vessels. For the six-month periods ended June 30, 2007 and 2006, the Company spent $628,307 and $1,464,473, respectively on vessel drydockings. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
September 30, 2007	60	$1.6 million
December 31, 2007	15	$0.4 million
Quarter EndingMarch 31, 2008	30	$0.8 million
June 30, 2008	30	$0.8 million

(1)	Actual scheduling and duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)	Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA:

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Six Months Ended
Consolidated Statement of Operations	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
(Unaudited)
Revenues, net of Commissions	$28,338,047	$24,105,383	$55,246,579	$47,895,435
Vessel Expenses	6,856,581	4,919,422	13,102,479	9,624,419
Depreciation and Amortization	6,046,953	4,937,661	11,837,584	9,757,243
General and Administrative Expenses	1,573,174	1,114,024	3,216,994	2,099,503
Non-cash Compensation Expense	124,356	1,938,970	3,383,579	2,691,656
Gain on Sale of Vessel	—	—	(872,568)	—
Total Operating Expenses	14,601,064	12,910,077	30,668,068	24,172,821
Operating Income	13,736,983	11,195,306	24,578,511	23,722,614
Interest Expense	3,160,439	2,117,322	6,312,564	4,183,673
Interest Income	(1,348,151)	(313,752)	(2,146,536)	(645,296)
Net Interest Expense	1,812,288	1,803,570	4,166,028	3,538,377
Net Income	$11,924,695	$9,391,736	$20,412,483	$20,184,237
Weighted Average Shares Outstanding :
Basic	41,713,820	33,180,220	39,593,975	33,165,193
Diluted	41,811,854	33,180,898	39,658,525	33,165,246
Per Share Amounts:
Basic Net Income	$0.29	$0.28	$0.52	$0.61
Diluted Net Income	$0.29	$0.28	$0.51	$0.61
Cash Dividends Declared and Paid	$0.50	$0.50	$1.01	$1.07
Fleet Operating Days
Ownership Days	1,447	1,183	2,854	2,353
Available Days	1,438	1,183	2,833	2,309
Operating Days	1,435	1,181	2,822	2,297
Fleet Utilization	99.8%	99.9%	99.6%	99.5%

BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS:
Current Assets:
Cash	$22,879,415	$22,275,491
Accounts Receivable	1,407,800	616,205
Prepaid Charter Revenue	1,580,000	3,740,000
Prepaid Expenses	996,243	1,020,821
Total Current Assets	26,863,458	27,652,517
Vessels and Vessel Improvements, net	618,572,336	502,141,951
Advances for Vessel Construction	64,785,240	25,190,941
Restricted Cash	7,324,616	6,524,616
Deferred Drydock Costs, net	1,962,697	1,937,299
Deferred Financing Costs, net	2,325,858	2,406,839
Other Assets	4,820,257	2,936,804
Total Assets	$726,654,462	$568,790,967

	June 30, 2007	December 31, 2006
	(Unaudited)
LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	3,132,066	$1,650,159
Accrued Interest	895,442	800,683
Other Accrued Liabilities	1,366,512	1,717,124
Unearned Charter Hire Revenue	3,450,236	2,713,060
Total Current Liabilities	8,844,256	6,881,026
Long-term Debt	302,376,599	239,974,820
Other Liabilities	4,692,967	359,180
Total Liabilities	315,913,822	247,215,026
Commitment and Contingencies	—	—
Stockholders’ Equity:
Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common shares, $.01 par value, 100,000,000 shares authorized, 41,713,820 shares issued and outstanding as of June 30, 2007 and 35,900,001 shares issued and outstanding as of December 31, 2006, respectively	417,138	359,000
Additional Paid-In Capital	474,885,199	364,574,877
Retained Earnings (net of cumulative dividends declared of $125,556,410 at June 30, 2007 and $86,390,500 at December 31, 2006)	(64,688,987)	(45,935,560)
Accumulated Other Comprehensive Income	127,290	2,577,624
Total Stockholders’ Equity	410,740,640	321,575,941
Total Liabilities and Stockholders’ Equity	$726,654,462	$568,790,967

	Six Months Ended
	June 30, 2007	June 30, 2006
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
Cash Flows from Operating Activities:
Net Income	$20,412,483	$20,184,237
Adjustments to Reconcile Net Income to Net Cash provided by Operating Activities:
Items included in net income not affecting cash flows:
Depreciation	11,234,675	9,447,136
Amortization of Deferred Drydocking Costs	602,909	310,107
Amortization of Deferred Financing Costs	117,784	66,225
Amortization of Prepaid and Deferred Charter Revenue	2,160,000	1,710,500
Non-cash Compensation Expense	3,383,579	2,691,656
Gain on Sale of Vessel	(872,568)	—
Changes in Operating Assets and Liabilities:
Accounts Receivable	(791,595)	(177,822)
Prepaid Expenses	24,579	(1,166,701)
Accounts Payable	1,481,907	966,591
Accrued Interest	94,759	109,781
Accrued Expenses	(350,612)	169,606
Drydocking Expenditures	(628,307)	(1,464,473)
Unearned Charter Hire Revenue	737,176	146,415
Net Cash Provided by Operating Activities	37,606,769	32,993,258

	Six Months Ended
	June 30, 2007	June 30, 2006
Cash Flows from Investing Activities:
Purchase of Vessels and Improvements	(138,803,974)	(36,000,000)
Advances for Vessel Construction	(39,522,428)	(6,900,000)
Proceeds from Sale of Vessel	12,011,482	—
Net Cash Used in Investing Activities	(166,314,920)	(42,900,000)
Cash Flows from Financing Activities:
Issuance of Common Stock	110,171,870	33,000,000
Equity Issuance Costs	(3,186,989)	—
Bank Borrowings	74,841,779	42,400,000
Repayment of Bank Debt	(12,440,000)	—
Increase in Restricted Cash	(800,000)	—
Deferred Financing Costs	(108,675)	(1,530)
Cash Dividends	(39,165,910)	(35,470,500)
Net Cash Provided by Financing Activities	129,312,075	39,927,970
Net Increase in Cash	603,924	30,021,228
Cash at Beginning of Period	22,275,491	24,526,528
Cash at End of Period	$22,879,415	$54,547,756
Supplemental Cash Flow Information:
Cash paid during the period for Interest (including Capitalized interest of $1,165,560 in 2007 and Commitment Fees)	$7,383,525	$4,007,482

Our Fleet

At June 30, 2007, the Company owned and operated a fleet of 18 vessels. In addition, it has entered into contracts to construct five newbuilding vessels which are scheduled to be delivered from November 2008 through February 2010. With these acquisitions, the Company’s total operating and newbuild fleet consists of 23 vessels. The combined carrying capacity of the 18 vessel on-the-water fleet is 915,502 deadweight tons with an average age of only 6 years. All of the Company’s vessels are employed on time charters. The following table represents certain information about the Company’s revenue earning charters, as of June 30, 2007, and charters for vessels committed for delivery:

Vessel	Year Built	Dwt	Time Charter Employment Expiration(1)	Daily Time Charter Hire Rate
SUPRAMAX:
Cardinal	2004	55,408	May 2008 to August 2008	$28,000
Condor(2)	2001	50,296	May 2009 to August 2009	$20,500
Falcon	2001	50,296	February 2008 to June 2008	$20,950
Harrier	2001	50,296	June 2009 to September 2009	$24,000
Hawk I	2001	50,296	April 2009 to June 2009	$22,000
Heron	2001	52,827	December 2007 to February 2008	$24,000
Jaeger(3)	2004	52,248	July 2008 to August 2008	$27,500
Kestrel I (4)	2004	50,326	December 2007 to April 2008	$18,750
Merlin(5)	2001	50,296	October 2007 to December 2007	$24,000
Osprey I(6)	2002	50,206	July 2008 to November 2008	$21,000
Peregrine	2001	50,913	December 2008 to February 2009	$20,500
Tern (7)	2003	50,200	December 2007 to April 2008	$19,000
NEW SUPRAMAX ACQUISITIONS
Shrike (8)	2003	53,343	April 2009 to August 2009	$24,600
Skua (9)	2003	53,350	May 2009 to August 2009	$24,200
Kittiwake (10)	2002	53,146	May 2008 to August 2008	$30,400
HANDYMAX:
Sparrow(11)	2000	48,225	December 2007 to February 2008	$24,000
Kite (12)	1997	47,195	August 2009 to November 2009	$21,000
Griffon	1995	46,635	March 2009 to May 2009	$20,075
NEWBUILDINGS
Crowned Eagle	2008	56,000	Expected to be delivered in November 2008	—
Crested Eagle	2009	56,000	Expected to be delivered in February 2009	—
Stellar Eagle	2009	56,000	Expected to be delivered in April 2009	—
Golden Eagle	2010	56,000	Expected to be delivered in January 2010	—
Imperial Eagle	2010	56,000	Expected to be delivered in February 2010	—

(1)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(2)	The charterer of the CONDOR has an option to extend the charter period by 11 to 13 months at a time charter rate of $22,000 per day.
(3)	Upon completion of the current charter, the JAEGER commences a new time charter with a rate of $27,500 per day for 12 to 14 months. The charter rate may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case less than $22,500 per day.
(4)	The charterer of the KESTREL I has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,000 per day.

(5)	Upon conclusion of the current charter, the MERLIN commences a new 36 to 39 month time charter. The daily rate is $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. For accounting purposes an average daily rate of $25,000 will be used.
(6)	The charterer of the OSPREY I has an option to extend the charter period by up to 26 months at a time charter rate of $25,000 per day.
(7)	The charterer of the TERN has an option to extend the charter period by 11 to 13 months at a time charter rate of $20,500 per day.
(8)	The Company took delivery of the SHRIKE on April 24, 2007 and the vessel was immediately delivered to the charterer at time a charter rate of $24,600 per day for 24 to 26 months. The charterer has an option to extend the charter period by 12 to 14 months at a daily time charter rate of $25,600.
(9)	The Company took delivery of the SKUA on June 20, 2007 and the vessel was immediately delivered to the charterer at time a charter rate of $24,200 per day for 23 to 25 months. The charterer has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $25,200.
(10)	The Company took delivery of the KITTIWAKE on June 27, 2007 and the vessel was immediately delivered to the charterer at time a charter rate of $30,400 per day for 11 to 13 months. The charter rate may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case less than $24,400 per day.
(11)	The SPARROW is on a time charter at a base rate of $24,000 per day for 11 to 13 months with a profit share of 30% of up to the first $3,000 per day over the base rate. Upon conclusion of the charter, the SPARROW commences a new 24 to 26 month time charter at a rate of $34,500 per day.
(12)	Upon conclusion of the current charter, the KITE commences a new time charter at $21,000 per day for 26 to 29 months.

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call and Webcast Information

As previously announced, members of Eagle Bulk’s senior management team will host a teleconference and webcast at 8:30 a.m. ET on Wednesday, August 8, 2007, to discuss the results.

To participate in the teleconference, investors and analysts are invited to call 866-831-6267 in the U.S., or 617-213-8857 outside of the U.S., and reference participant code 69810840. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting the Company’s website at: www.eagleships.com

IMPORTANT: Investors participating in the teleconference are encouraged to access an accompanying slide presentation, which management will reference during the call. This presentation will be available at www.eagleships.com. A telephonic replay will be available following the call until 12:00 a.m. ET on August 15th, 2007. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 22568045.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping, Inc., headquartered in New York City, is a leading global owner of Supramax dry bulk vessels, which are dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. Our strategy is to charter our modern fleet on medium- to long-term time charters which allow us to take advantage of the stable cash flow and high utilization rates that are associated with such charters.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

Company Contact:
Alan Ginsberg
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 212-785-2500

Investor Relations / Media:
Jon Morgan
Mandelbaum & Morgan, New York
Tel. +1 212-741-0014

Source: Eagle Bulk Shipping Inc.